Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Marchex, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-116867, 333-123753, 333-132957, 333-141797 and 333-149790) on Form S-8 and the registration statements (Nos. 333-125372, 333-128317 and 333-134851) on Form S-3 of Marchex, Inc. of our reports dated March 16, 2009, with respect to the consolidated balance sheets of Marchex, Inc. and subsidiaries as of December 31, 2007 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Marchex, Inc.

/s/ KPMG LLP

Seattle, Washington

March 16, 2009